Exhibit 99.1.5

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.

Date: December 17, 2021

DISCOVERY, INC.

By:	/s/ Tara L. Smith
Name: Tara L. Smith
Title: Senior Vice President, Securities & Executive Compensation and Corporate Secretary

DISCOVERY LIGHTNING INVESTMENTS LTD.

By:	*
Name: Roanne Weekes
Title: Director

*	The undersigned, by signing her name hereto, executes this Joint Filing Agreement pursuant to the Limited Power of Attorney executed on behalf of Ms. Weekes and filed herewith.

By:	/s/ Tara L. Smith
Name: Tara L. Smith
Title: Attorney-in-Fact